Exhibit 13.2

ANTHUS LIFE CORP.

(A DEVELOPMENT STAGE COMPANY)

FINANCIAL STATEMENTS

DECEMBER 31, 2009

ANTHUS LIFE CORP.

(A DEVELOPMENT STAGE COMPANY)

TABLE OF CONTENTS

DECEMBER 31, 2009

Report of Independent Registered Public Accounting Firm	F - 1

Balance Sheet as of December 31, 2009	F - 2

Statement of Operations for the period from
June 4, 2009 (Date of Inception) to December 31, 2009	F - 3

Statement of Stockholders’ Equity as of December 31, 2009	F - 4

Statement of Cash Flows for period from
June 4, 2009 (Date of Inception) to December 31, 2009	F - 5

Notes to Financial Statements	F - 6 – F - 9

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Boards of Directors
Anthus Life Corp.
Jacksonville, Florida

We have audited the accompanying balance sheet of Anthus Life Corp., as of December 31, 2009, and the related statements of operations, stockholders’ equity, and cash flows for the period from June 4, 2009 (date of inception) to December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Anthus Life Corp., as of December 31, 2009 and the results of its operations and cash flows for the period from June 4, 2009 (date of inception) to December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC

Bingham Farms, Michigan
January 19, 2011

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
AS OF DECEMBER 31, 2009

2009
ASSETS
Current Assets
Cash and equivalents	$5,943
Prepaid expenses	16,000
Inventories	34,029
Total Current Assets	55,972

TOTAL ASSETS	$55,972

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Current Liabilities
Accrued expenses	$6,614
Accrued expenses – related party	500
Accrued interest – related party	1,099
Note payable – related party	35,000
Total Liabilities	43,213

Stockholders’ Equity
Common Stock, $.001 par value, 50,000,000 shares authorized, 788,000 shares issued and outstanding	788
Additional paid-in capital	78,012
Deficit accumulated during the development stage	(66,041)
Total Stockholders’ Equity	12,759

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$55,972

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2009

REVENUES	$0

EXPENSES
Professional fees	4,250
Consulting fees	48,567
Travel	1,349
Bank charges	2,175
Printing and reproduction	1,824
Investor and public relations	2,000
Graphic design	1,728
General and administrative expenses	3,049
TOTAL EXPENSES	64,942

LOSS FROM OPERATIONS	(64,942)

OTHER EXPENSES
Interest expense	1,099
TOTAL OTHER EXPENSES	1,099

LOSS BEFORE PROVISION FOR INCOME TAXES	(66,041)

PROVISION FOR INCOME TAXES	0

NET LOSS	$(66,041)

NET LOSS PER SHARE: BASIC AND DILUTED	$(0.13)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING: BASIC AND DILUTED	507,682

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
 (A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2009

	Common Stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	capital	stage	Total

Inception, June 4, 2009	0	$0	$0	$0	$0

Shares issued for cash at $0.10 per share	788,000	788	78,012	-	78,800

Net loss for the period ended December 31, 2009	-	-	-	(66,041)	(66,041)

Balance, December 31, 2009	788,000	$788	$78,012	$(66,041)	$12,759

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
PERIOD FROM JUNE 4, 2009 (INCEPTION) TO DECEMBER 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(66,041)
Change in non-cash working capital items:
Changes in assets and liabilities:
(Increase) in prepaid expenses	(16,000)
(Increase) in inventories	(34,029)
Increase in accrued expenses	6,614
Increase in accrued expenses – related party	500
Increase in accrued interest – related party	1,099
NET CASH USED BY OPERATING ACTIVITIES	(107,857)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable – related party	35,000
Proceeds from issuance of common stock	78,800
NET CASH PROVIDED BY FINANCING ACTIVITIES	113,800

NET INCREASE IN CASH	5,943

Cash, beginning of period	0
Cash, end of period	$5,943

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$0
Income taxes paid	$0

See accompanying notes to financial statements.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
Anthus Life Corp. (“Anthus” or “the Company”) was incorporated in Nevada on June 4, 2009. Anthus is a developer and manufacturer of natural and organic food products packaged for consumer consumption.  The company has one product line in the natural food category currently, and will deploy several additional product lines fostering rapid growth in retail accounts, consumer exposure and revenue.

Development Stage Company
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles related to development-stage companies.  A development-stage company is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Basis of Presentation
The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and are presented in US dollars.

Accounting Basis
The Company uses the accrual basis of accounting and accounting principles generally accepted in the United States of America (“GAAP” accounting).  The Company has adopted a December 31 fiscal year end.

Cash and Cash Equivalents
Anthus considers all highly liquid investments with maturities of three months or less to be cash equivalents.  At December 31, 2009, the Company had $5,943 of cash.

Fair Value of Financial Instruments
The Company’s financial instruments consist of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes
Income taxes are computed using the asset and liability method.  Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws.  A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition
The Company recognizes revenue when products are fully delivered or services have been provided and collection is reasonably assured.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basic Income (Loss) Per Share
Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2009.

Stock-Based Compensation
Stock-based compensation is accounted for at fair value in accordance with ASC Topic 718.  To date, the Company has not adopted a stock option plan and has not granted any stock options.

Recent Accounting Pronouncements
Anthus does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 – INVENTORIES

Inventories consist of packaging and supplies used in the production of the company’s product. Inventories are stated at the lower of cost, computed using the first-in first-out method, or market.

Inventories consisted of the following at December 31, 2009:

Finished goods	$0
Packaging and supplies	34,029
Total Inventories	$34,029

NOTE 3 – PREPAID EXPENSES

Prepaid expenses consisted of an amount paid toward a consulting contract as of December 31, 2009.  The contract requires monthly payments of $3,500 beginning in August 2009 for a period of five years.  The Company paid $33,500 to the consultant in December 2009 which covered all 2009 services and left a remaining prepaid balance of $16,000 as of December 31, 2009.

NOTE 4 –ACCRUED EXPENSES

Accrued expenses consisted of amounts due to the Company’s outside independent auditor and a consultant as of December 31, 2009.

NOTE 5 –ACCRUED EXPENSES – RELATED PARTY

Accrued expenses – related party consisted of amounts due to an officer of the Company for consulting services as of December 31, 2009.

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 6 – NOTE PAYABLE – RELATED PARTY

The Company has a note payable of $35,000 due to a related party as of December 31, 2009.  The note bears 6% interest, is unsecured and due on demand.

Interest expense was $1,099 for the period ended December 31, 2009.  The note and any accrued interest can be converted to stock at any time by the note holder at $0.005 current bid or some other price determined by the board of directors.

NOTE 7 – COMMON STOCK

The Company has 50,000,000 shares of $0.001 par value common stock authorized.

During the period ended December 31, 2009, the Company issued 788,000 shares of common stock to several investors at $0.10 per share for total cash proceeds of $78,800.

As of December 31, 2009 there were 788,000 shares of common stock issued and outstanding.

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company signed an agreement with a related party on August 1, 2009 for consulting services.  The agreement runs for a term of five years with monthly payments of $3,500.  The minimum annual payments over the life of the contract are as follows:

Year ended December 31, 2010	$42,000
2011	42,000
2012	42,000
2013	42,000
2014	24,500
Total of payments	$192,500

The Company neither owned nor leased any real or personal property as of December 31, 2009. An officer has provided office services without charge.  There is no obligation for this arrangement to continue.  Such costs are immaterial to the financial statements and accordingly are not reflected herein.

On September 29, 2010, the Company signed a lease for office space in Jacksonville, Florida. The lease commenced on November 1, 2010 and is for a term of three years and one month. The monthly rent is $1,073.33 with annual increases. The lease required a security deposit of $1,700.

Year ended December 31, 2010	$2,146
2011	12,933
2012	13,257
2013	11,277
2014	0
Total of payments	$39,613

ANTHUS LIFE CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
DECEMBER 31, 2009

NOTE 9 – INCOME TAXES

As of December 31, 2009, the Company had net operating loss carry forwards of approximately $66,000 that may be available to reduce future years’ taxable income through 2029. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as their realization is determined not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

The provision for Federal income tax consists of the following:

2009
Federal income tax benefit attributable to:
Current Operations	$22,454
Less: valuation allowance	(22,454)
Net provision for Federal income taxes	$0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2009
Deferred tax asset attributable to:
Net operating loss carryover	$22,454
Less: valuation allowance	(22,454)
Net deferred tax asset	$0

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $66,041 for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur net operating loss carry forwards may be limited as to use in future years.

NOTE 10 – SUBSEQUENT EVENTS

On September 29, 2010, the Company signed a lease for office space in Jacksonville, Florida. The lease commences on November 1, 2010 and is for a term of three years and one month. The monthly rent is $1,073.33 with annual increases. The lease required a security deposit of $1,700.

Management has evaluated subsequent events through January 19, 2011, the date these financial statements were issued, and has determined it does not have any material subsequent events to disclose.